Registration No. 333 - 93119



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 1
                                       TO

                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933



                              MARK SOLUTIONS, INC.
                           --------------------------
               (Exact Name of Registrant as Specified in Charter)

            Delaware                                    11-2864481
         --------------                          -----------------------------
    (State of Incorporation)                (IRS Employer Identification Number)

                   1515 Broad Street Parkway Technical Center
                          Bloomfield, New Jersey 07003
                                 (973) 893-0500
                                 --------------
                (Address, including Zip Code and Telephone Number
                  of Registrant's Principal Executive Offices)


                             Carl Coppola, President
                              Mark Solutions, Inc.
                                1515 Broad Street
                          Bloomfield, New Jersey 07003
                                 (973) 893-0500
                                 --------------
 (Name, Address, including Zip Code, and Telephone Number of Agent for Service)

                                   A copy to:

                           Timothy J. McCartney, Esq.
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954
                                 (215) 396-7156


                         Calculation of Registration Fee
--------------------------------------------------------------------------------
Title of Each Class  Amount to Be    Proposed            Proposed   Amount of
of Securities to be  Registered (1)  Maximum Offering    Maximum    Registration
Registered                           Price Per Share(2)  Aggregate  Fee (1)
                                                         Offering
                                                         Price (2)
--------------------------------------------------------------------------------

Common Stock          1,062,500      $3.21875            $3,419,922 $1,128.58(3)

--------------------------------------------------------------------------------
(1) Also registered hereby pursuant to Rule 416 are such additional indeterminate shares of Common Stock or other securities as may become issuable by reason of stock splits or other adjustments pursuant to antidilution provisions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the last sales price as reported on Nasdaq within the prior five days.

(3) Previously paid.


                            [COVER PAGE 1 OF 2 PAGES]

Approximate date of proposed sale to the public:

As  soon  as  practicable  after  the  effective  date  of  this  Registration
Statement.



If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [XX]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement for the same offering. [ ]________________ .


If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ].


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.























                            [COVER PAGE 2 OF 2 PAGES]

Prospectus

                              MARK SOLUTIONS, INC.

                        1,062,500 Shares of Common Stock


     Mark Solutions, Inc. sells modular steel cells for correctional institution construction and develops software applications under the name "IntraScan II" for medical diagnostic, picture archiving and communication computer systems
(PACS).

       This prospectus relates to the sale of:


     o Up to 343,750 shares of common stock, $.01 par value, which may be issued upon the conversion of Series D preferred stock, $10.00 par value issued in October 1999 and the payment of dividends on the Series D preferred stock;

     o 562,500 shares of common stock issuable in connection with the previous conversion of debentures;

     o 115,000 shares issued in connection with the settlement of litigation; and
     o  41,250 shares issued in connection with the exercise of warrants.

     This prospectus is part of a registration statement filed with the Securities and Exchange Commission and may only be used for the resale of the shares. Mark is obligated to keep the registration statement effective until November 1, 2001.

     All of the shares may be sold by the person(s) listed in the Section "Selling Shareholders" or by their transferees from time to time in the open market or in privately negotiated transactions at prices acceptable to the seller. See "Plan of Distribution".


     THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. You should carefully consider the "Risk Factors" beginning on page 5 when determining whether to purchase any of the shares.


     The common stock is traded on the Nasdaq SmallCap Market under the symbol "MSOL". On January 12, 2000, the closing sales price of the common stock was $4.375 per share.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISSAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   ___________________________________________
                The date of this Prospectus is January **, 2000.

You should only rely on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with additional or different information.

The shares are not being offered in any jurisdiction where an offer is not permitted.


You should not assume the information in this prospectus or any supplement is accurate as of any date other than the date of the document regardless of when it is delivered. We are obligated to keep the information current through supplements or other filings incorporated by reference.





                                TABLE OF CONTENTS
                                                             Page

Summary . . . . . . . . . . . . . . . . . . . . . . . . .      3
     The Company  . . . . . . . . . . . . . . . . . . . .      3
     Recent Developments  . . . . . . . . . . . . . . . .      3
     Summary Selected Financial Data  . . . . . . . . . .      4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . .      5
Series D Preferred Stock  . . . . . . . . . . . . . . . .      9
Selling Shareholders  . . . . . . . . . . . . . . . . . .     10
Plan of Distribution  . . . . . . . . . . . . . . . . . .     11
Legal Matters . . . . . . . . . . . . . . . . . . . . . .     12
Experts . . . . . . . . . . . . . . . . . . . . . . . . .     12
Forward Looking Statements . . . .  . . . . . . . . . . .     12
Where You Can Find More Information . . . . . . . . . . .     13

                                     SUMMARY

     This summary does not contain all the information provided by this prospectus, some of which may be important to you. You should carefully read the entire prospectus and incorporated documents before you decide to buy any shares.


                                   THE COMPANY

     Mark   designs,   manufactures   and  installs   modular  steel  cells  for
correctional  institution  construction and develops software  application under
the  name "IntraScan  II"  for  medical  diagnostic,   picture,  archiving  and
communication computer systems (PACS).

     Mark markets its modular steel products through public bids and by pursuing joint ventures and affiliations with other companies to solicit design, build and/or operate correctional facilities projects both domestically and internationally. Management believes that nationwide emphasis on easing overcrowded conditions in correctional institutions presents a significant growth opportunity; however, there can be no assurance of sustained business.

     Mark's modular cells can be manufactured and installed more efficiently than traditional housing alternatives by virtue of lower labor and construction costs and shorter installation time. Mark markets its IntraScan PACS software to radiology departments, large healthcare facilities, hospitals and outpatient imaging group practices, primarily through a marketing agreement with Data General Corporation. Management believes that it can capitalize on the development of the domestic and international PACS market; however, there can be no assurance that significant business will develop.

     The IntraScan PACS software interfaces with medical imaging devices to store and recall images digitally from modalities including x-ray, CAT Scan, MRI, ultrasound, computed radiography and nuclear medicine. The IntraScan PACS software is "platform independent" allowing the software to operate with most computer hardware and operating systems.

     Mark is a Delaware corporation formed in 1986 under the name "Showcase Cosmetics, Inc.". Mark's principal executive offices are located at 1515 Broad Street, Bloomfield, New Jersey 07003 and its phone number is (973) 893-0500.



                               RECENT DEVELOPMENTS


     On January 6, 2000, Mark announced a $145,000 purchase order for IntraScan PACS software for a South Korea installation. Mark also expects additional revenues of $355,000 for providing installation, training and support services for this installation over the next several months.

                         SUMMARY SELECTED FINANCIAL DATA

     The following summary selected financial data is based upon financial information appearing elsewhere herein and such summary information should be read in conjunction with such financial statements and notes thereto.


Income Statement Data:
(in thousands, except share and per share data)

                            Three Months Ended
                               September 30        Fiscal Years Ended June 30
                           -------------------  --------------------------------
                              1999      1998       1999       1998        1997
                           -------------------  --------------------------------
Revenues                     $3,997    $  689    $10,226   $ 12,922    $  6,450
Cost and Expenses             3,835     1,153     12,695     14,913      10,192
Operating Income (Loss)         163      (464)    (2,469)    (1,991)     (3,742)
Net Other(Expenses)             (30)      (38)      (241)      (397)     (1,697)
Income Tax Benefit              ---       ---      1,000        ---        ---
Net Income (Loss)               133      (502)    (1,710)    (2,388)     (5,439)
Earnings (Loss)Per Share       $.02     ($.10)     ($.36)     ($.58)     ($1.53)
Fully Diluted Income
(Loss) Per Share               $.02     ($.10)     ($.36)     ($.58)     ($1.53)
Weighted Average Shares
Outstanding               5,535,999  4,820,419  4,945,257  4,145,101  3,555,402
Weighted Average Fully
Diluted Shares
Outstanding               6,498,742  4,820,419  4,945,257  4,145,101  3,555,402




Balance Sheet Data:
(in thousands, except share and per share data)

                              Three Months
                                  Ended
                               September 30        Fiscal Years Ended June 30
                           -------------------  --------------------------------
                                  1999             1999       1998        1997
                           -------------------  --------------------------------
Working Capital                $  1,464           $ 1,032   $ 3,077     $   923
Total Assets                      8,444             9,070     5,174       5,432
Current Liabilities               4,663             5,832       999       3,245
Other Liabilities                   561               505     1,060       2,340
Temporary Stockholders Equity       ---               ---     1,220         ---
Stockholders' Equity
 (Deficiency)                     3,220             2,733     1,895        (153)

                                  RISK FACTORS

     Before you make a decision to purchase any of the shares, you should carefully read and consider the following risks.



Risks Associated With Operations

     1. Mark Has and Will Continue to Experience Significant Operating Losses Unless Sales of its Modular Cells and IntraScan PACS Software Significantly Increase. Mark has significant operating losses and working capital and liquidity deficiencies over the past several years. Mark had net losses of $1,710,000 and $2,388,099 for the fiscal years ended June 30, 1999 and 1998. In addition, Mark had an accumulated deficit of $31,917,000 at June 30, 1999. If operating results do not improve significantly, the value of the common stock would decrease and Mark's ability to raise additional working capital through private placements of its securities would be negatively affected. Based on past operating results there can be no assurance that Mark will be able to operate profitably.

     2. Mark Will Have to Sell Additional Securities to Meet its Working Capital Requirements Unless Sales Significantly Increase. Mark's ultimate success may depend upon its ability to raise additional working capital by selling equity securities or obtaining debt financing until its operating results improve. The sale of additional securities, if available at all, would result in dilution to the holders of common stock. Mark has primarily met its working capital requirements through private placements of its securities. Management believes that its available working capital from existing contracts and from anticipated contracts will be utilized by June 30, 2000. If Mark needs additional working capital from sources other than its operations, it will most likely attempt to privately sell additional equity or debt securities.

     3. Mark Has Been Dependent on Sales of Modular Cells For the Majority of its Revenues and This Market is Subject to Significant Fluctuations. The substantial majority of Mark's revenues have been from the sale of a single product, modular steel cells, including 83% for the fiscal year ended June 30, 1999. This market is subject to significant fluctuations resulting from budgeting plans, lengthy approval process and other variables common with construction of correctional facilities by Federal, State and local government agencies. Management believes that modular steel cells will continue to represent the majority of Mark's operating revenues for the next two fiscal years.

     4. Mark Has Had Limited Sales of IntraScan PACS Software. For the three fiscal years ended June 30, 1999, Mark's IntraScan PACS software revenues totaled $2,103,000 and this business segment had an operating loss of $598,000 for the fiscal year ended June 30, 1999. Absent significant increases in sales this business segment will continue to have a negative impact on Mark's results of operation and cash flows. There can be no assurance that Mark will establish a material market share and operate its IntraScan business profitably.



     5. Bonding Qualification May Limit Mark's Modular Cell Bidding Activity. Many government construction projects require vendors like Mark to provide performance and completion bonds as a condition to participation in a correctional facility bid. Due to Mark's financial condition, it has generally been unable to obtain bonds without the assistance and guarantee of its president. Mark has not limited its bidding activity nor lost any projects due to its limited bonding capacity. However, as Mark is awarded multiple projects, the inability to obtain bonds may limit the number of additional projects Mark can pursue and have a material adverse effect on the operations of Mark.

     6. Mark Competes In Two Industries Which Are Highly Competitive- Government Construction and Computer Software. Due to the use of concrete and other traditional construction methods in the substantial majority (approximately 90%) of correctional facilities construction, Mark competes for market share with a number of major national and regional construction companies in its efforts to convince the government agency to design the project utilizing steel cells rather than traditional methods. With respect to those projects which incorporate modular steel cells in its design criteria, Mark competes against other regional metal fabricators, some of which have greater financial resources than Mark. In addition, other sheet metal manufacturers which have greater financial and marketing resources than Mark could enter the modular cell business. Accordingly, there can be no assurance that Mark will be able to successfully compete in the market for modular cells.


     With regard to the IntraScan PACS software, other companies, including several established film and medical equipment manufacturers, which are larger and better financed than Mark, offer PACS systems and the related software. As the PACS market develops, other large medical equipment, computer hardware or software companies could enter the PACS business. Accordingly, there can be no assurance that Mark will be able to successfully compete in the PACS market.


     7. Rapid Technological Change in the Software Industry Could Make the IntraScan PACS Software Obsolete Unless Mark Continues To Undertake Product Development. The application software industry is subject to rapid technological and industry standard changes that can quickly make existing products less desirable or obsolete. Consequently, Mark is required to continually develop, update and enhance its IntraScan PACS software applications to keep pace with industry changes and to respond to the changing needs of customers. These efforts require substantial capital investments. While Mark intends to allocate the necessary resources to the extent available, there can be no assurance that Mark will not experience difficulties in product development or that other companies will not develop software applications which will achieve greater acceptance in the PACS market.

     8. Significant Contracts. For the fiscal year ended June 30, 1999, $7,127,500 (69.7%) of Mark's revenue was attributable to three modular steel cell projects. In addition, one of these projects is expected to represent $2,600,000 in revenue for fiscal 2000.


     9. Mark Has Entered Into Related Party Transactions Which Raise Potential Conflicts of Interests. Mark has been a party to business transactions with certain officers, Directors or their affiliates. Mark intends to purchase goods and services in the ordinary course of business from related parties and may determine based upon circumstances at that time to engage in additional transactions with officers, Directors, principal shareholders or affiliates. While Mark believes these transactions have been on terms no less favorable than could be obtained from unaffiliated parties, such situations present potential conflicts of interest.

     10. Mark is Dependent on Carl Coppola. Mark is dependent upon the continued services of Carl Coppola, its Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Coppola could have a material adverse effect on Mark. Mark is the beneficiary of a term life insurance policy of $1,000,000 on the life of Mr. Coppola.


Risks Associated With Capital Stock


The Discounted Conversion Price of Preferred Stock and Adjustment Provisions of Previously Converted Debentures Could Have a Negative Impact on the Trading Price of Common Stock. Mark currently has outstanding 20,000 shares of Series D preferred stock which are convertible into shares of common stock at a 30% discount to the market price at the time of conversion. As a result:

     o Conversions of the preferred stock and subsequent sales of the common stock may cause a downward trend in the trading price of the common stock if the interest to buy the common stock by investors is weak.

    o The lower the stock price at the time of conversion the more shares the holder will receive which creates greater dilution to holders of common stock.

    o If the sale of the shares of common stock received through the partial conversions of the preferred stock causes a decrease in the trading price of the common stock, subsequent conversions would result in the issuance of a greater number of shares.

    o Any significant downward pressure on the trading price of the common stock caused by the conversion and sales by the holders of the preferred stock may encourage short sales by the holders and others causing further pressure on the trading price.

     In June 1998 a holder converted debentures in the principal amount of $750,000 provided Mark agree to issue additional shares of common stock to the extent the trading price falls below $1.25 on January 31, 2000. This adjustment provision may similarly affect the trading price of the common stock.


     Based on the closing bid price of Mark's common stock on January 12, 2000 of $4.375, 627,806 shares of common stock are issuable on conversion of the outstanding preferred stock and as a result of the debenture adjustment. Because the conversion of the preferred stock is dependent on the price of the common stock at future dates, the actual number of shares of common stock which will be issued in undeterminable, and may exceed the assumed number given above.

     12. Liquidity of the Common Stock Depends on Maintaining Nasdaq Listing; Recent Trading Prices. Mark's common stock trades on the Nasdaq SmallCap Market. To be eligible for continued listing of its common stock, Mark is required to maintain, among other things:


     o   a minimum bid price of $1.00 per share.
     o minimum net tangible assets of $2,000,000 or a market capitalization of $35 million.


     If Mark does not maintain its Nasdaq SmallCap Market listing, the liquidity of the common stock would be adversely affected. In addition, Mark's ability to raise additional working capital through sales of its equity securities would also be adversely affected. In response to the low trading price of its common stock, Mark effected a 1 for 4 reverse stock split in June 1999 to meet Nasdaq's minimum bid requirement.

     13. No Dividends For The Foreseeable Future. Mark has never paid a cash dividend on its common stock. Mark does not intend to pay in the foreseeable future, cash dividends on the common stock but intends to retain any earnings to finance growth.

     14. Mark's Authorized and Unissued Preferred Stock May Make a Takeover More Difficult. Mark's Board of Directors have the authority to issue up to 4,705,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions including voting rights, of those shares without any further vote or action by Mark's shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock, while providing flexibility for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of Mark. Mark has no present plans to issue additional shares of preferred stock.

                            SERIES D PREFERRED STOCK


     A portion of the common stock being offered under this prospectus are issuable upon the conversion of 20,000 shares of Series D preferred stock purchased for $200,000 in a private placement. As of January 12, 2000, all of the Series D preferred stock remained issued and outstanding.


The principal terms of the Series D preferred stock are:


     Conversion Rights. Each share of preferred stock is convertible, at the option of the holder, into shares of common stock. The number of shares of Common Stock issuable is calculated by multiplying the number of shares of preferred stock being converted by $10.00 and dividing by 70% of the average per share closing bid price of the common stock for the five trading days immediately preceding the conversion date(s).


     Voting Rights. Except as otherwise required by law, the holders of the preferred stock have no voting rights.

     Dividends. Each share of preferred stock receives a quarterly dividend with an annual rate of $1.00 per share. The dividends on the preferred stock are payable in cash or common stock, at the option of Mark.

     Redemption Rights. Mark is not obligated to redeem the preferred stock. In the event the preferred stock is not converted into common stock, Mark may, at its option, redeem all or a portion of the preferred stock at any time after September 30, 2000 at $10.00 per share plus accrued dividends.

     Liquidation Rights. In the event of any liquidation, the holders of the preferred stock will share equally in any balance of Mark's assets available for distribution to them up to $10.00 per share plus unpaid dividends, after satisfaction of creditors and the holders of Mark's senior securities, if any.

     Anti-dilution  Provisions.   The  preferred  stock  contains  anti-dilution
provisions in the event of stock dividends, stock splits, reverse stock splits and similar transactions.

     Restriction on Acquiring in Excess of Five (5%) of the Outstanding Common Stock. Each holder of the preferred stock is prohibited from acquiring the beneficial ownership of over five (5%) percent of Mark's common stock through the conversion of the preferred stock or otherwise.

Impact of Conversion Price of the Preferred Stock. The conversion price of the preferred stock is variable based on the current price of Mark's common stock at the time of conversion. Because of the discount to the current market price of the common stock, sales of the shares of common stock underlying the preferred stock may cause a downward trend in the trading price of the common stock until such shares are sold if the interest to buy the common stock by investors is weak. The Selling Shareholders are not prohibited from taking or maintaining a short position in the common stock.



                              SELLING SHAREHOLDERS


     The up to 1,062,500 shares of common stock offered hereby are being offered for the account of the following person(s). Mark will receive no proceeds from the sale of the shares. Mark is bearing all costs (except for commissions) related to the registration statement. The information regarding such person(s) and beneficial ownership of common stock has been provided by the Selling Shareholders.

                    Shares of       Shares of       Shares             Shares of
                   Common Stock    Common Stock    of Common        Common Stock
                   Underlying D    Beneficially     Stock     Beneficially Owned
Name             Preferred Stock     Owned         Offered        After Offering
---------------  ---------------------------------------------------------------
Frank Brosens          65,306(1)     591,745(2)     627,806           29,245

Demien Construction
  Company                   0        115,000        115,000                0

Global Consultants of
   Colorado, Inc.           0         41,250         41,250                0

(1) Assumes dividends paid in cash. Based on a conversion rate of 70% of the closing sale price of $4.375 on January 12, 2000.


(2) Includes 562,500 shares of Common Stock issuable subject to owner being prohibited from beneficially owning in excess of five (5%) of Mark's Common Stock.

                              PLAN OF DISTRIBUTION

     The sale of shares of common stock by the Selling Shareholders may be effected from time to time in transactions on one or more exchanges or in the over-the-counter market, or otherwise in negotiated transactions, through the timing of options on the shares or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of common stock in an exchange distribution in accordance with the rules of such exchange to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the shares of common stock for which such broker-dealer may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation). The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the shares of common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     In addition any securities covered by the prospectus which qualify may be sold under Rule 144 rather than pursuant to the prospectus, as supplemented. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Mark or derivatives thereof, and may sell and deliver the shares in connection therewith.

     From time to time Selling Shareholders may pledge their shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by a Selling Shareholder, the broker may offer and sell the pledged shares of the common stock from time to time.

                                  LEGAL MATTERS

     Timothy J. McCartney, Esq. has acted as counsel for Mark and has rendered an opinion on the validity of the shares of common stock to be sold pursuant to this prospectus.


                                     EXPERTS

     Mark's consolidated balance sheet as of June 30, 1998 and 1999 and the consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the years ended June 30, 1998 and 1999 incorporated into this Prospectus, have been included in reliance on the report of Holtz Rubenstein & Co., LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

     Mark's consolidated statement of operations, stockholders' equity and cash flows for the year ended June 30, 1997 incorporated into this Prospectus, have been included in reliance on the report of Sax Macy Fromm & Co., P.C., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.




                           FORWARD LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in the prospectus contain forward-looking statements within the of the Private Securities Litigation Reform Act of 1995. These statements are made on current plans and expectation of Mark and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include whether modular steel cell projects and PACS projects are awarded to Mark and the timing of project completion, meeting current an future financial requirements, competition and changes in PACS technology. You are cautioned not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made.

                       WHERE YOU CAN FIND MORE INFORMATION

     Registration Statement and SEC Filing. This prospectus is part of a registration statement filed with the SEC and omits certain information contained in that registration statement. Mark also files annual, quarterly, special reports and other information with the SEC. You may read and copy any document that Mark files at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operations of its Public Reference Rooms. In addition, the SEC maintains an Internet site (http:// www.sec.gov) where Mark's SEC filings are available free of charge.

     Mark's    Web   Site.    Mark    maintains    its   own    Internet    site
(www.mark-solutions.com), which contains other information about Mark.

     Information Incorporated by Reference. Mark is permitted to incorporate by reference into this prospectus information and reports that are filed with the SEC. The following documents filed by Mark (Commission File No. 0-17118) are incorporated and made a part of this prospectus by reference:

(1)      Mark's Annual Report on Form 10-K for the year ended June 30,
         1999.
(2) Mark's definitive proxy statement for its Annual Shareholders Meeting to be held on December 17, 1999. Mark's Annual Report on Form 10-K for the year ended June 30, 1999.
(3) Mark's Quarterly Report on Form 10-Q for the period ended September 30, 1999. Mark's Quarterly Report on Form 10-Q for the period ended September 30, 1999.
(4) Mark's Current Report on Form 8-K for the event date of December 16, 1999.
(5) The description of the common stock contained in the Registration Statement on Form S-1 (File No. 333-62513) declared effective on December 31, 1999.

     In addition, all documents subsequently filed by Mark under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and prior to the termination of the offering of shares are deemed to be incorporated by reference into and made a part of this prospectus from the date of filing. Information contained in these subsequent filings automatically modifies or supersedes previously filed information, including information contained in this prospectus.

     You may obtain free copies of these filings.  Requests for copies should be
directed  to  Ms.  Cheryl  Gomes,  Mark  Solutions,   Inc.  1515  Broad  Street,
Bloomfield, New Jersey 07003, Telephone Number (973) 893-0500.

                                     PART II

                 INFORMATION NOT REQUIRED IN FORM S-3 PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                                  Amount

Registration Fee . . . . . . . . . . . . . . . . . . .             $ 1,128.58
Accountants' Fees and Expenses . . . . . . . . . . . .               5,000.00
Blue Sky Filing Fees and Expenses  . . . . . . . . . .                3,000.00
Legal Fees and Expenses  . . . . .  . . . . . . . . . .              15,000.00
Miscellaneous . . . . . . . . . . .. . . . . . . . . .               4,000.00
Total . . . . . . . . . . . . . . . . . . . . . . . . .            $28,128.58


Item 15.  Indemnification of Directors and Officers.

     Reference is made to Article Seven of the Certificate of Incorporation of the Registrant and Section 145 of the Delaware General Corporation Law.

     Article Seventh of the Certificate of Incorporation of the Registrant provides for indemnification to the full extent permitted by Delaware law of all persons whom it shall have the power to indemnify thereunder. Section 145 of the General Corporation Law of the State of Delaware ("GCL") contains provisions entitling directors and officers of the Registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of being or having been a director or officer of the Registrant provided said officers or directors acted in good faith. GCL
Section 145 provides broad powers of indemnification of directors and officers by their corporation. For example, the board of directors, the shareholders, or independent legal counsel in some circumstances may authorize the corporation to indemnify any officer or director again expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by him in connection with any "threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, whether civil, criminal, administrative or investigative- by reason of the fact that he is or was a director or officer of the corporation, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of a Delaware corporation, the corporation may in like manner indemnify any officer or director against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such personal shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, but only if and to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Should a director or officer defend litigation arising out of his office and be successful on the merits or otherwise in defense of the action, GCL
Section 145 provides that such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Finally, a corporation organized under the GCL shall have power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as an officer or a director, whether or not the corporation would have the power to indemnify him against such liability under the before described provisions of Section 145 of the GCL.


Item 16.  Exhibits.

 Exhibit
 Number           Description
 ------           ------------------------------------------


 2. a)-- Stock purchase Agreement between Mark and Ian Baverstock, Jonathan Newth, David Payne and Joanna Tubbs dated April 5, 1996. (Incorporated by reference to Exhibit 1 to Mark's Form 8-K-Dated of Report May 28, 1996 referred to herein as "Mark's May 1996 Form 8-K")

     b)-- Stock Purchase Agreement between Mark and Christopher Cummins and Moria Addington dated April 24, 1996. (Incorporated by reference to Exhibit 2 to Mark's May 1996 Form 8-K)


 3. a)-- Amended and Restated Certificate of Incorporation (Incorporated by reference to Exhibit 3(i)1 to Mark's Form 10-Q for the period ended December 31, 1998 )

 Exhibit
 Number           Description
 ------           -----------------------------------------

    b)--          Certificate of Designation of Series "D"  Preferred Stock

    c)-- By-laws (Incorporated by reference to Exhibit 3 b) to Mark's Form 10-K for the fiscal year ended June 30, 1998)

 4. a)-- Specimen Stock Certificate (Incorporated by reference to Exhibit 4 a) to Mark's Form 10-K for the fiscal year ended June 30, 1998)

 5.               Opinion of Timothy J. McCartney, Esq.

 21.              Subsidiaries of Mark (Incorporated by reference to Exhibit
                  21. to Mark's Form 10-K for the fiscal year ended
                  June 30, 1998)

 23. a) --        Consents of Holtz Rubenstein & Co., LLP, Sax Macy Fromm & Co.,
                  P.C., Chantrey  Vellacott and Baker Tilly
                  (included on pages II-7 to II-8)

 23. b) --        Consent of Timothy J. McCartney, Esq. (included in Exhibit 5)

 24.              Power of Attorney (included on page II-5)



Item 17.  Undertakings.

   (A) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons, if any, of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (B) With respect to the Common Stock, the undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (C) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (D) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnish pursuant to and meeting the requirements of Rule 14-a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly that is specifically incorporated by reference in the prospectus to provide such interim financial information.





                                POWER OF ATTORNEY

     Mark Solutions, Inc., and each of the undersigned do hereby appoint Carl Coppola, its or their true and lawful attorney to execute on behalf of Mark
Solutions, Inc. and the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, State of New Jersey, on January 13, 2000.


                           MARK SOLUTIONS, INC.

                           By:  /s/ Carl Coppola
                           -------------------------------------------------
                          (Carl Coppola, Chief Executive Officer and President)

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                     Title                            Date
-----------------------    ---------------------------------   -------------

/s/ Carl Coppola           Chief Executive Officer, President  January 13, 2000
----------------------     and Director (Principal Executive
(Carl Coppola)             Officer)

/s/ Michael Nafash         Chief Financial Officer, Vice       January 13, 2000
----------------------     President- Finance and Director
(Michael Nafash)           (Principal Financial and
                           Accounting Officer)

/s/ Richard Branca*        Director                            January 13, 2000
----------------------
(Richard Branca)

/s/ Yitz Grossman *       Director                            January 13, 2000
----------------------
(Yitz Grossman)

/s/ Ronald E. Olszowy *    Director                            January 13, 2000
----------------------
(Ronald E. Olszowy)

/s/ William Westerhoff *   Director                            January 13, 2000
----------------------
(William Westerhoff)





*By Carl Coppola as Attorney-in-Fact
                                      II-6

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation into this Registration Statement on Form S-3 of our report dated September 2, 1999 with respect to the consolidated financial statements of Mark Solutions, Inc. and Subsidiaries ("Mark") as of June 30, 1998 and 1999 and for the years ended June 30, 1998 and 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.


                                                HOLTZ RUBENSTEIN & CO., LLP
                                                Certified Public Accountants

Melville, New York

January 13, 2000





                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion into this Registration Statement on Form S-3 of our report dated August 22, 1997 (except for Note 1, as to which date is September 23, 1997), on our audits of the consolidated statements of operations, shareholders equity (deficiency) and cash flows of Mark Solutions, Inc. ("Mark") for the year ended June 30, 1997. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.

                                                  Sax Macy Fromm & Co., P.C.
                                                  Certified Public Accountants


Clifton, New Jersey


January 13, 2000

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion into this Registration Statement on Form S-3 of our report dated October 11, 1999, on our audits of the financial statements of MarkCare Medical Systems Limited as of June 30, 1998 and 1999 and for the years ended June 30, 1998 and 1999.


                                                          Chantrey Vellacott
                                                          Chartered Accountants
                                                          Registered Auditors


London, England


January 13, 2000






                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the inclusion into this Registration Statement on Form S-3 of our report dated September 25, 1997, on our audits of the financial statements of MarkCare Medical Systems Limited for the period ending 30 June 1997.


                                                           Baker Tilly
                                                           Chartered Accountants



London, England


January 13, 2000









                                      II-8